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                                                                    EXHIBIT 12.3

                           USANi LLC AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                            PREDECESSOR COMPANY                                 USANi LLC
                         ----------------------------------------------------------   -----------------------------
                                                           ACTUAL                                       PRO FORMA
                         --------------------------------------------------------------------------   -------------
                                                                                       NINE MONTHS     NINE MONTHS
                                          YEARS ENDED DECEMBER 31,                        ENDED           ENDED
                         ----------------------------------------------------------   SEPTEMBER 30,   SEPTEMBER 30,
                           1993         1994         1995        1996        1997         1998            1998
                         --------      -------     --------     -------     -------   -------------   -------------
                                                               (In thousands)
EARNINGS:
  Net Income (loss)
    before income
    taxes..............  $(19,567)     $30,520     $(95,205)    $33,262     $46,563     $ 66,832        $ 62,690
  Equity in (earnings)
    losses of
    unconsolidated
    affiliates.........       589         (144)         302       5,607      12,492       16,097          16,097
  Interest expense.....    10,863        5,512       10,077       9,918       4,464       77,641          81,783
  Portion of rents
    representative of
    an interest
    factor(a)..........     5,011        4,613        4,377       4,681       3,123        4,210           4,210
                         --------      -------     --------     -------     -------     --------        --------
    Total earnings.....  $ (3,104)     $40,501     $(80,449)    $53,468     $66,642     $164,780        $164,780
                         ========      =======     ========     =======     =======     ========        ========

FIXED CHARGES:
  Interest expense.....  $ 10,863      $ 5,512     $ 10,077     $ 9,918     $ 4,464     $ 77,641        $ 81,783
  Portion of rents
    representative of
    an Interest
    factor.............     5,011        4,613        4,377       4,681       3,123        4,210           4,210
                         --------      -------     --------     -------     -------     --------        --------
    Total fixed
      charges..........  $ 15,874      $10,125     $ 14,454     $14,599     $ 7,587     $ 81,851        $ 85,993
                         ========      =======     ========     =======     =======     ========        ========
RATIO OF EARNINGS TO
  FIXED CHARGES........  $  (19.0)        4.00x    $  (94.9)       3.66x       8.78x        2.01x           1.92x
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